Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 517-3169	(480) 517-3042
ROCKFORD CORPORATION AMENDS AND EXTENDS CREDIT FACILITY
     Tempe, Ariz., August 31, 2005/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced that it has completed an amendment to its credit facility with Wachovia Capital Finance Corporation (Western). This amended credit facility increases current borrowing availability, lowers the cost of borrowed capital, provides additional flexibility to the covenants and offers other more favorable terms. At Rockford’s request, the total commitment under the agreement is reduced from $35 million to $25 million to reflect Rockford’s lower working capital needs. The amendment also extends the credit facility by one additional year to March 29, 2008.
     Wachovia Capital Finance Corporation (Western) is the new name of Congress Financial Corporation (Western) with whom Rockford has had its primary credit facility since March 2004. Going forward, Rockford will use the new Wachovia name to describe the facility.
     “The more favorable terms of the amended credit facility are a reflection of the strides we have made stabilizing our financial condition in the last year. We think it confirms Wachovia’s increased confidence in our progress,” commented W. Gary Suttle, president and chief executive officer. “The new terms allow us the financial flexibility to fund operations and to continue to implement the strategic realignment we began in September 2004.”

About Rockford Corporation
     Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate, Lightning Audio and Q-Logic brand names.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved significantly in the last two quarters, Rockford has not yet returned to a net profit and Rockford’s sales in its core aftermarket channels were lower in the first half of 2005 compared to 2004. If Rockford’s operations fail to improve further, or if sales cannot be sustained, Rockford may not be able to achieve its financial and liquidity objectives. Under such circumstances, Rockford might not be able to reach its goals of returning to profitability and securing an adequate return on its assets.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2005. The risk factors noted throughout the report, particularly those identified in the discussion in Exhibit 99.9 to the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.
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